Exhibit (g)(14)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

THE NORTHERN TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF July 20, 2005

FUND	\\\\\\\\\\\\\\\\\\\	PORTFOLIO
Fidelity Commonwealth Trust		Fidelity Mid-Cap Stock Fund
Fidelity Devonshire Trust		Fidelity Equity Income Fund
Fidelity Financial Trust		Fidelity Equity Income II Fund
Fidelity Hastings Street Trust		Fidelity Fund
Fidelity Investment Trust		Fidelity International Small Cap Opportunities Fund (1)
Variable Insurance Products Fund		Equity Income Portfolio

(1) The addition of Fidelity Investment Trust: Fidelity International Small Cap Opportunities fund effective July 20, 2005.

Each of the Investment companies Listed on	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	The Northern Trust Company
Appendix "A" on Behalf of each of their
Respective Portfolios

By:/s/John Costello		By:/s/Michael J. Lies
Name: John Costello		Name: Michael J. Lies
Title: Asst. Treasurer		Title: Vice President